EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NetSuite Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-157307, 333-153039, and 333-148290) of NetSuite Inc. of our report dated March 11, 2009, with respect to the consolidated balance sheets of NetSuite Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, convertible preferred stock and stockholders’ equity / (deficit), and cash flows for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008, Annual Report on Form 10-K of NetSuite Inc.

/s/    KPMG LLP

Mountain View, California

March 11, 2009